Exhibit 10.8

Executive Employment Agreement
Unilife Medical Solutions Limited
Alan D. Shortall

Table of contents

Parties	1

Background	1

Operative Provisions	1

1 Employment	1
Term	1
Position, Title and Specific Duties	1

2 General Duties	1

3 Reporting	2

4 Place of Work, Travel and Relocation	2

5 Hours of work	3

6 Remuneration	3

7 Superannuation contributions	3

8 Cash bonus	4

9 Issue of shares	4

10 Options	5

11 Expenses	6

12 Leave	6
Annual Leave	6
Personal/Carer’s Leave	6
Compassionate Leave	6
Long Service Leave	6

13 Confidential Information	7
Maintenance of confidential information	7
Use of Confidential Information	7
Confidential Information in the Public Domain	7
Uncertainty	7
Return or destruction of Confidential Information	7
Continuing Obligations	7

14 Intellectual Property and Moral Rights	8
Continuing Obligations	8

15 Termination	8
Termination on notice	8
Termination without notice	9
Obligations on termination	10
Set-off	10
Resignation from Office	10
No compensation	10

16 Non Competition	10
Non-competition during employment	10
Non-competition after the employment	11
Construction of restraint clause	12
Acknowledgements	12

17 Privacy and Surveillance	12
Privacy	12
Surveillance	12

18 Acknowledgement	12

19 Governing Law	13

20 Notices	13

21 Entire Agreement	13

22 Severance	14

23 Definitions and Interpretation	14
Definitions	14
Interpretation	16

Execution and date	18

Schedule 1	19
Duties Statement	19

Executive Employment Agreement
Parties
Unilife Medical Solutions Limited (ACN 008 071 403) of Level 5, 35 Clarence Street, Sydney, New South Wales 2000 (Company)
Alan D. Shortall of [residential address omitted] (Executive)
Background
A	The Company has agreed to employ the Executive, and the Executive has agreed to serve the Company, as Chief Executive Officer in accordance with the terms and conditions of this Agreement.
Operative Provisions
1	Employment

Term

1.1	The Executive’s employment commences on the Commencement Date and will continue for a period of three years unless terminated earlier by either party pursuant to clause 15 of this Agreement.

Position, Title and Specific Duties

1.2	The Executive is employed as Chief Executive Officer (“CEO”). A duties statement outlining the Executive’s primary duties and responsibilities is attached at Schedule 1 of this Agreement.

1.3	The Executive may be required to perform other duties and accept additional responsibilities that are consistent with his role as CEO when and as requested by the Board, which are not included in the Executive’s duties statement.

1.4	While the Executive is employed by the Company, the Executive will be required to comply with the Company’s policies and procedures, as amended from time to time and communicated to the Executive by the Board. The Company’s policies and procedures do not form part of this Agreement nor do they constitute terms and conditions of the Executive’s employment with the Company.

2	General Duties

2.1	The Executive must faithfully and diligently and with reasonable care perform the duties and responsibilities, and exercise the powers, which from time to time may be assigned to the Executive by the Board.

Executive Employment Agreement
2.2	Unless the Executive is absent on leave, as provided in this Agreement, the Executive must devote the whole of his work time, ability and attention to his duties and responsibilities under this Agreement.

2.3	The Executive must use his best endeavours to promote the interests of the Company and the Group. The Executive must not knowingly do, or willingly permit to be done, anything to the prejudice of, or cause loss or injury to, the Company or any Group Company.

2.4	The obligations and duties owed by the Executive to the Company under the terms of this Agreement are also owed by the Executive to any entity, division or business within the Group to which the Executive’s duties and responsibilities extend.

2.5	The Executive must not undertake any appointment or position (including directorship) or work, advise or provide services to, or be engaged or associated with, any business or activity that:
2.5.1	results in the business or activity competing with the Group;

2.5.2	adversely affects the Group or its reputation; or

2.5.3	hinders the Executive’s performance of his duties.
2.6	The Executive must not, other than as set out in this Agreement, accept any payment or other benefit from any person as an inducement or reward for any act or omission in connection with the business and affairs of the Group or his duties and responsibilities.

3	Reporting

3.1	The Executive must report to the Board.

3.2	The Executive must promptly report to the Board all information and explanations as may be required in connection with matters relating to his employment or the business or affairs of the Company or any Group Company.

4	Place of Work, Travel and Relocation

4.1	The Executive’s primary place of work will be the offices of the Company in Sydney, or such other location(s) as the Executive and the Board may agree upon from time to time.

4.2	The Executive will undertake such travel both within and outside Australia as may be necessary for the proper performance of his duties and responsibilities. The Executive will not be entitled to additional remuneration for such travel.

4.3	The Executive may be required to relocate to the United States of America or another country depending upon the needs of the Company and upon agreement between the Executive and the Board.

Executive Employment Agreement
5	Hours of work
5.1	Usual business hours are 9.00am to 5.00pm Monday to Friday. The Executive will be required to work 38 hours per week during these usual business hours. The Executive is also required to work such additional hours outside usual business hours as are necessary and reasonable to perform his duties and responsibilities. The Executive’s remuneration recognises this and no additional payment will be made for overtime.
6	Remuneration
6.1	The Executive’s total salary package (inclusive of superannuation and any other entitlements the Executive wishes to include in his package (including, for example a car allowance (including running costs) or health insurance) plus the cost of any fringe benefits tax payable on any of these allowances, entitlements or benefits) is $420,000 per annum (gross).
6.2	Unless otherwise agreed by the Board, the Executive must elect by written notification to the Board how his total salary package is to be allocated for the next financial year at least 30 days prior to the commencement of that financial year.
6.3	The Company will pay the Executive’s base salary by equal monthly instalments by way of electronic funds transfer to a bank account nominated by the Executive.
6.4	The Executive’s total salary package includes an allowance for overtime. Accordingly, no overtime payments or other additional payments will be payable to the Executive.
6.5	The Executive’s total salary package will be reviewed no later than at the end of each financial year, unless the Board otherwise agrees. Whether or not the Executive’s total salary package is increased is in the absolute discretion of the Board.
7	Superannuation contributions
7.1	As part of the Executive’s total salary package, the Company will contribute, to the extent it is required to do so by law, the minimum amount required to avoid any charge under the Superannuation Guarantee (Charge) Act 1992 (Cth) to a complying superannuation fund nominated by the Executive in writing. If the Executive does not nominate such a fund, the Company will make contributions into a complying superannuation fund chosen by the Company as the default fund.

Executive Employment Agreement
8	Cash bonus
8.1	The Executive, at the discretion of the Board, will be eligible to receive a cash bonus of up to $200,000 in respect of each financial year during the term of this Agreement, for satisfaction of key performance indicators determined by the Board. Whether or not the Executive receives a cash bonus and the size of the bonus payment in respect of any financial year is in the absolute discretion of the Board.
8.2	The payment of a cash bonus (if any) in respect of any financial year will be made within 90 days of the release of the audited results of the Company to the ASX for that financial year or as otherwise agreed.
8.3	Notwithstanding clauses 8.1 and 8.2, the parties agree that no cash bonus will be payable to the Executive if either the Executive is no longer an employee of the Company or the Executive has provided notice to terminate the employment in accordance with clause 15.1 at the time the Company would have otherwise been required to pay the cash bonus in accordance with clause 8.2.
9	Issue of shares
9.1	Subject to Shareholder approval, the Company will issue to the Executive ten million (10,000,000) fully paid ordinary shares in the capital of the Company immediately following such Shareholder approval being obtained.
9.2	The Shares issued pursuant to clause 9.1 represent a bonus in recognition of the efforts and actions of the Executive, which will be outlined in the Notice of Annual General Meeting at which Shareholder approval is being sought for the issue of the Shares referred to in clause 9.1.
9.3	The Executive agrees that he will not Dispose of 50% of the Shares to be issued pursuant to clause 9.1 (ie 5 million Shares) for 12 months from their date of issue and that he will not Dispose of the remaining 50% (ie 5 million Shares) for 24 months from their date of issue and the Executive agrees to the Company placing a Holding Lock on all of the Shares issued pursuant to clause 9.1 and putting in place any other necessary arrangements to enforce these restrictions, provided that all of those Shares will be released from any restrictions (including the Holding Lock placed on them) in the following circumstances:
9.3.1	the retirement from full time work, redundancy, death or total and permanent disablement of the Executive; or
9.3.2	where:
(a)	an offer is made for Shares pursuant to a takeover bid;
(b)	the Court orders a meeting to be held in relation to a proposed compromise or arrangement relating to the Company for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company;
(c)	the Shares the subject of the restrictions are subject to compulsory acquisition or cancellation under law; or
(d)	the Company enters into an agreement to sell the whole, or substantially the whole, of its business to a third party that is not a Related Body Corporate of the Company.

Executive Employment Agreement
9.4	For the avoidance of doubt, the Shares referred to in clause 9.3 will not be released from the restrictions referred to in that clause (including the Holding Lock) in the event of the termination of the Executive’s employment pursuant to clause 15 (whether with or without notice and by either party). The restrictions on the Shares will only be released on the expiry of the relevant 12 or 24 month period (as applicable) or in the circumstances set out in clauses 9.3.1 and 9.3.2.
9.5	The Executive agrees that the restrictions contained in clauses 9.3 and 9.4 will survive the termination of the employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company until the relevant restrictions expire.
10	Options
10.1	Subject to Shareholder approval, the Company will grant to the Executive, immediately following such Shareholder approval being obtained, 7.5 million Options under the ESOP with an exercise price of $0.33 per Option and all Options will expire, subject to the terms of the ESOP, on the Expiry Date. The Options will become exercisable as follows:
10.1.1	one million Options will become immediately exercisable upon the Closing Price of the Shares being $0.48 or higher on 20 out of any 30 consecutive Trading Days between the date of issue of the Options and the Expiry Date;
10.1.2	one million Options will become immediately exercisable on the later of the six month anniversary of the date of issue of the Options and the date on which the Closing Price of the Shares has reached $0.58 or higher for 20 out of any 30 consecutive Trading Days between the date of issue of the Options and the Expiry Date;
10.1.3	one million Options will become immediately exercisable on the later of the 12 month anniversary of the date of issue of the Options and the date on which the Closing Price of the Shares has reached $0.70 or higher for 20 out of any 30 consecutive Trading Days between the date of issue of the Options and the Expiry Date;
10.1.4	two million Options will become immediately exercisable on the later of the 18 month anniversary of the date of issue of the Options and the date on which the Closing Price of the Shares has reached $0.84 or higher for 20 out of any 30 consecutive Trading Days between the date of issue of the Options and the Expiry Date; and
10.1.5	2.5 million Options will become immediately exercisable on the later of the 30 month anniversary of the date of issue of the Options and the date on which the Closing Price of the Shares has reached $1.01 or higher for 20 out of any 30 consecutive Trading Days between the date of issue of the Options and the Expiry Date.

Executive Employment Agreement
11	Expenses
11.1	The Executive will be reimbursed for the amount of all reasonable travelling and other expenses properly and necessarily incurred in the discharge of his duties in accordance with the Company’s policy as amended from time to time. The Executive must provide to the Company all supporting vouchers, tax invoices, receipts and documents in respect of such expenses.
12	Leave
Annual Leave
12.1	The Executive is entitled to four weeks paid annual leave for each year of service with the Company in accordance with the WR Act.
12.2	Annual leave will be taken at a mutually convenient time, as agreed between the Executive and the Board. The Board may, however, direct the Executive to take excessive accrued annual leave on one month’s notice.
Personal/Carer’s Leave
12.3	The Executive is entitled to accrue 10 days paid personal/carer’s leave (including sick leave) for each completed year of service in accordance with the WR Act.
12.4	Personal/carer’s leave (including sick leave) will accrue from year to year in accordance with the requirements of the WR Act, but will not be paid out on termination of employment.
Compassionate Leave
12.5	The Executive will be entitled to up to two days compassionate leave without loss of pay in accordance with the WR Act.
Long Service Leave
12.6	Long service leave is provided in accordance with applicable legislation.

Executive Employment Agreement
13	Confidential Information
Maintenance of confidential information
13.1	The Executive must not disclose any Confidential Information and must use his best endeavours to prevent the disclosure of any Confidential Information to any person except if it falls within one of the following exceptions:
13.1.1	the disclosure is required by law;
13.1.2	the prior written consent of the Company is obtained to the disclosure; or
13.1.3	the disclosure is in the proper performance of the Executive’s duties to the Company’s agents, employees or advisers who enter into an undertaking of confidentiality reasonably required by the Company.
13.2	The Executive must not make a copy or other record of Confidential Information except in the proper performance of the Executive’s duties.
Use of Confidential Information
13.3	The Executive must not use any Confidential Information for a purpose other than for the benefit of the Company or a Group Company.
Confidential Information in the Public Domain
13.4	If the Confidential Information is lawfully within the public domain, then to the extent that the Confidential Information is public the Executive’s obligations under this clause 13 will cease.
Uncertainty
13.5	If the Executive is uncertain as to whether certain information is Confidential Information, the Executive will treat that information as Confidential Information unless he is advised in writing by the Board to the contrary.
Return or destruction of Confidential Information
13.6	The Executive will:
13.6.1	upon termination of his employment with the Company, or at any time at the request of the Board, immediately deliver to the Company all documents or other things in his possession, custody or control on which any Confidential Information is stored or recorded, whether in writing or in electronic or other form; or
13.6.2	if requested by the Board, instead of delivering the Confidential Information to the Company, destroy the Confidential Information (in the case of data stored electronically or in other form, by erasing it from the media on which it is stored such that it cannot be recovered or in any way reconstructed or reconstituted) and certify in writing to the Company that the Confidential Information, including all copies, has been destroyed.
Continuing Obligations
13.7	The Executive agrees that his obligations under this clause 13 will survive the termination of the employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

Executive Employment Agreement
14	Intellectual Property and Moral Rights
14.1	The Executive acknowledges that the Company is the absolute owner of all Intellectual Property Rights in the Works and the Inventions.
14.2	The Executive must disclose to the Company all Works and the Inventions whether capable of attracting Intellectual Property Rights or not.
14.3	The Executive agrees to do all such things as may be requested by the Company to confirm or protect the Company’s title in the Intellectual Property Rights in the Works and the Inventions, including by:
14.3.1	assigning to the Company all the Executive’s existing and future Intellectual Property Rights in the Works and the Inventions (whether during or after the termination of the employment) at the Company’s expense;
14.3.2	applying, executing any instrument and undertaking to do all things reasonably requested by the Company to vest the registration of title or other similar protection to the Company; and
14.3.3	ensuring all Intellectual Property Rights in the Works and the Inventions become the absolute property of the Company.
14.4	The Executive irrevocably consents to all or any acts or omissions by the Company which may infringe the Executive’s Moral Rights in any of the Works and Inventions and agrees to take no action or proceedings against the Company for such breach.
Continuing Obligations
14.5	The Executive agrees that his obligations under this clause 14 will survive the termination of the employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.
15	Termination
Termination on notice
15.1	The Executive’s employment may be terminated by either party by giving three month’s written notice to the other party, or in the case of the Company, by paying to the Executive three months of the Executive’s total salary package in lieu of notice for all or part of the notice period. Alternatively, the Company may direct the Executive not to report for work, or provide the Executive with alternative duties, during part or all of the notice period.
15.2	If the Company elects to terminate the Executive’s employment pursuant to clause 15.1, the Company must, subject to Shareholder approval, pay, in addition to any amount that the Company may elect to pay under clause 15.1, the following termination amounts to the Executive:
15.2.1	if the Executive is terminated prior to any relocation to the United States of America (if such relocation occurs) or is terminated at any time after the first anniversary of his date of relocation to the United States of America (if such relocation occurs), an amount equal to 9 months of the Executive’s total salary package for the financial year in which he is terminated; or
15.2.2	if the Executive is terminated at any time between the date of the Executive’s relocation to the United States of America (if such relocation occurs) and the first anniversary of that date, an amount equal to 15 months of the Executive’s total salary package for the financial year in which he is terminated.

Executive Employment Agreement
Termination without notice
15.3	Notwithstanding any of the other provisions of this Agreement, the Company may terminate the employment without notice if any of the following occurs:
15.3.1	the Executive commits an act of dishonesty in relation to the affairs of the Company; or
15.3.2	the Executive commits a serious or persistent breach of any of the provisions of this Agreement and, after receiving written notification of such breach from the Board, the Executive fails to cure such breach within fifteen (15) days; or
15.3.3	the Executive neglects or fails (otherwise than by reason of accident or ill health) or refuses to carry out the duties required of him or refuses or fails to comply with any lawful directions given to him by the Board; or
15.3.4	the Executive is in material breach of a Company policy or procedure and, after receiving written notification of such breach from the Board, fails to cure such breach within fifteen (15) days; or
15.3.5	the Executive is charged with a criminal offence which is likely to affect adversely the Company’s or any Group Company’s reputation as determined by the Board and verified by an independent consultant agreed to by the Board and the Executive or if agreement cannot be reached within 10 Business Days of the matter being raised by the Board then the independent consultant to be used will be a consultant nominated by the President of the Law Society of New South Wales; or
15.3.6	the Executive acts in a manner (whether in the course of his duties or otherwise) which does or, in the reasonable opinion of the Board, is likely to bring him or the Company or any Group Company into serious disrepute; or
15.3.7	the Executive commits any act of bankruptcy; or
15.3.8	the Executive executes a personal insolvency agreement under Part X of the Bankruptcy Act 1966 or a similar law of a foreign company and the terms of that agreement have not been fully complied with; or
15.3.9	the Executive is precluded by the Corporations Act 2001 (Cth) from taking part in the management of a corporation, or is disqualified from holding office as a director of any company by virtue of any legislation.

Executive Employment Agreement
Obligations on termination
15.4	On termination of this Agreement, the Executive must return to the Company all property which belongs to the Company or any Group Company including, but not limited to, all books, software, computers, documents, papers, materials, credit cards, cars, petrol cards, mobile telephones and keys held by the Executive or under the Executive’s control.
Set-off
15.5	The Company may withhold and retain any amounts which might otherwise be owed to the Executive to offset any amounts of debt owed by the Executive to the Company or any money advanced to the Executive.
Resignation from Office
15.6	If, on termination of this Agreement, the Executive is a director or holds some other office with, or other appointment of, the Company or of any Group Company, the Executive must resign from such positions.
15.7	The Executive irrevocably appoints the Company Secretary, or any other employee of the Company nominated by the Company Secretary, as attorney to sign the Executive’s resignation on behalf of the Executive if the Executive refuses or fails to resign from any directorships or other appointments within the Group on termination of this Agreement for any reason.
No compensation
15.8	If this Agreement is terminated by the Company under this clause 15, the Executive acknowledges and agrees that, other than as set out in this Agreement, he has no further claim against the Group for compensation for loss of office in respect of the termination.
16	Non Competition
Non-competition during employment
16.1	The Executive undertakes, during his employment with the Company, not to participate in, promote, carry on or otherwise be either directly or indirectly concerned with or involved in financially or otherwise any business (or part of a business) which is in competition with a business (or part of a business) of the Company or any Group Company.

Executive Employment Agreement
Non-competition after the employment
16.2	Save that nothing in this clause 16 restricts the Executive from holding (either directly or indirectly) in aggregate not more than 5% of the issued ordinary shares in the capital of any body corporate listed on a recognised stock exchange, the Executive will not, without the prior written consent of the Company:
16.2.1	on his own account or for or on behalf of any person or entity;
(a)	participate in, promote, carry on, assist or otherwise be directly or indirectly concerned with or involved in, financially or otherwise (whether as a member, shareholder, unit-holder, director, consultant, advisor, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee, financier or in any other capacity) any Prohibited Business;
(b)	solicit or endeavour to solicit or approach any director, officer, senior employee, contractor or agent of the Company or a Group Company known personally to the Executive or who is likely to be in possession of any trade secret or Confidential Information of the Company or a Group Company, with the purpose of enticing that person away from the Company or Group Company and procuring the employment or engagement of that person by any Prohibited Business;
(c)	solicit, canvass, approach or accept any approach from any person or entity who was, during the Relevant Period, a customer, supplier, distributor or licensee of or to the Company or a Group Company, with a view to establishing a relationship with or obtaining the custom of that person or entity with a Prohibited Business; or
(d)	interfere or seek to interfere, directly or indirectly, with the relationship between the Company or a Group Company and its customers, suppliers, distributors, licensees, officers, employees, contractors or agents in the conduct of its business;
16.2.2	at any time after termination of the Executive’s employment with the Company for a period of:
(a)	24 months;
(b)	18 months;
(c)	12 months;
(d)	6 months; and
16.2.3	anywhere within:
(a)	the World;
(b)	Australasia, Asia, North America and Europe;
(c)	North America and Western Europe;
(d)	United States of America.

Executive Employment Agreement
Construction of restraint clause
16.3	Clause 16.2 must be construed and have effect as if it were the number of separate sub-clauses which results from combining the commencement of clause 16.2 with each sub-clause of clause 16.2.1 and combining each combination with each sub-clause of 16.2.2 and combining each combination with each sub-clause of clause 16.2.3, each resulting sub-clause being severable from each other resulting sub-clause.
16.4	If any of the resulting sub-clauses are invalid or unenforceable for any reason, that invalidity or unenforceability will not prejudice or in any way affect the validity or enforceability of any other resulting sub-clause.
Acknowledgements
16.5	The Executive acknowledges that:
16.5.1	the prohibitions and restrictions contained in this clause 16 are reasonable having regard to the interests of the Company and the Group Companies, the nature of the Executive’s duties and responsibilities to the Company and the quantum of Shares and Options to be issued to the Executive under this Agreement; and
16.5.2	if the Executive breaches his obligations under this clause 16 then, in addition and without prejudice to any other remedy which the Company may have, the Company is entitled to seek and obtain interlocutory and permanent injunctive relief in any court of competent jurisdiction.
16.6	The prohibitions and restrictions contained in this clause 16 survive the termination of the Executive’s employment and will continue for the benefit of the Company.
17	Privacy and Surveillance
Privacy
17.1	The Executive consents to the Company collecting, using, disclosing to third parties and transferring overseas to other Group Companies his Personal Information and his Sensitive Information for the purpose of his employment and for purposes related to that purpose.
Surveillance
17.2	From the Commencement Date, on an ongoing basis, the Executive’s computer use, including his internet and email use will be subject to continuous monitoring through the use of software, in accordance with Company policy.

Executive Employment Agreement
18	Taxes
18.1	The Executive is liable for all taxes payable in relation to the Shares and Options issued pursuant to this Agreement (including any Shares issued on exercise of any Options issued pursuant to this Agreement) and any other remuneration paid to the Executive pursuant to this Agreement (including bonuses and termination payments) and the Company may make all taxation deductions or withholdings that it is required by law to make in respect of such Shares, Options and other remuneration.
19	Acknowledgement
19.1	The Executive acknowledges that the Company has given the Executive the opportunity to seek independent advice of the Executive’s own choosing prior to executing this Agreement, that the Executive has done so and that the Executive understands the terms of this Agreement and accepts them as fair and reasonable.
20	Governing Law
20.1	The interpretation and enforcement of this Agreement will be subject to the laws of New South Wales. The parties submit to the non-exclusive jurisdiction of New South Wales courts and courts of appeal from them. The parties will not object to the exercise of jurisdiction by those courts on any basis.
21	Notices
21.1	Any notices given under this Agreement will be deemed to have been properly given if delivered personally or sent by post, postage prepaid, or facsimile transmission in the case of the Company to its registered office for the time being and in the case of the Executive to his last known address.
21.2	Such notices will be deemed to have been given:
21.2.1	if by delivery, when delivered;
21.2.2	if by facsimile transmission, when despatched and verification of successful transmission is obtained; and
21.2.3	if by post, postage prepaid, on the day on which in the ordinary course of post it would be delivered.
22	Entire Agreement
22.1	This Agreement (including its schedules and annexures, if applicable) and any arrangements referred to in it (including the rules of the ESOP):
22.1.1	constitutes the entire agreement between the parties as to its subject matter and supersedes all prior representations and agreements; and
22.1.2	may only be altered in writing executed by the parties.

Executive Employment Agreement
23	Severance
23.1	Any provision of this Agreement which is or becomes illegal, void or unenforceable in any jurisdiction:
23.1.1	is severable;
23.1.2	will be ineffective and severable in that jurisdiction to the extent of the illegality, voidness or unenforceability;
23.1.3	will not invalidate the remaining provisions of this Agreement; and
23.1.4	will not affect the validity or enforceability of that provision in any other jurisdiction.
24	Definitions and Interpretation

Definitions
24.1	In this Agreement the following definitions apply:
Agreement means this document.
ASX means ASX Limited or the securities market it operates, as the context requires.
Board means the board of directors of the Company from time to time.
Business Day means a day (other than a Saturday, Sunday or public holiday) on which trading banks are open for business in Sydney, Australia.
Commencement Date means 1 July 2008.
Closing Price means the price published on the ASX as the final price of a Share on a Trading Day.
Confidential Information means any information, however communicated or recorded, relating to the Company’s business or affairs or the business or affairs of a Group Company, whether obtained by the Executive before or after the Commencement Date, and includes, but is not limited to, any information of a commercial, operational, technical or financial type and specifically all information relating to any apparatus, process, training program, teaching method, formula or product, corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, incentive payment bases, human resources and remuneration strategies and plans, acquisition prospects, the identity of customers or their requirements, the identify of key client contacts, clients lists, sales and marketing and merchandising techniques, prospective names and marks and any trade secret.
Dispose has the meaning given to that term in the Listing Rules.

Executive Employment Agreement
ESOP means the Company’s Employee Share Option Plan approved by Shareholders at the Company’s 2007 Annual General Meeting.
Expiry Date means, in respect of an Option, 30 September 2013 (unless the Option has lapsed at an earlier date in accordance with the rules of the ESOP, in which case the Expiry Date will be that earlier date of lapsing) and as a result the definition of “Last Exercise Date” in the rules of the ESOP will read as follows in respect of the Options:
“Last Exercise Date” with respect to an Option means:
(a)	where the Performance Hurdles in respect of an Option have not been satisfied, 30 September 2013; or
(b)	where the Performance Hurdles in respect of an Option have been satisfied, 30 September 2013; or
(c)	if a Special Circumstance arises in respect of a Participant holding an Option, the date 3 months (or such longer period as may be determined by the Plan Committee) after the Special Circumstance arises; or
(d)	if a Change of Control Event occurs while a Participant holds an Option, the date 3 months (or such longer period as may be determined by the Plan Committee) after the Change of Control Event occurs.”
Group means the Company and each of its Related Bodies Corporate for the time being and Group Company means any one of them.
Holding Lock has the meaning given to the term “holding lock” in the Listing Rules.
Intellectual Property Rights means all intellectual proprietary rights whether registered or unregistered and whether existing under statute, at common law or in equity throughout the world including, without limitation:
(a)	all trade marks, trade names, logos, symbols, brand names or similar rights, registered or unregistered designs, patents, copyright in or to the circuit layout rights, trade secrets, Inventions and the right to have confidential information kept confidential; and
(b)	any application or right to apply for any of the rights referred to in paragraph (a) above.
Inventions means any invention, discovery, idea, development, process, plan, design, formula, specification, program including computer software and any other matter or work whatsoever including any and all improvements or modifications made to any Work or other matter or work which the Executive may conceive, create or develop (whether alone or not and whether before or after this Agreement is signed), regardless of whether or not conceived, created or generated at the discretion of the Company, within the scope of the Executive’s employment or was created during or outside of work hours.

Executive Employment Agreement
Listing Rules means the listing rules of the ASX.
Moral Rights means the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the Copyright Act 1968 (Cth).
Option means an option to subscribe for one Share.
Personal Information has the same meaning as is given to that expression in the Privacy Act 1988 (Cth).
Prohibited Business means a business (or part of a business) that competes with a business (or part of a business) of the Company or any Group Company for which during the Relevant Period the Executive has performed duties or had responsibilities in his employment with the Company or in relation to which during the Relevant Period he has acquired Confidential Information.
Related Body Corporate has the meaning given to it by the Corporations Act 2001 (Cth).
Relevant Period means the period commencing 12 months prior to the date of termination of the Executive’s employment with the Company.
Sensitive Information has the same meaning as is given to that expression in the Privacy Act 1988 (Cth).
Share means one fully paid ordinary share in the capital of the Company.
Shareholders means the ordinary shareholders of the Company from time to time.
Trading Day means a day on which Shares are traded on the ASX.
Works means any work, manual, process, article, presentations, figures, notes, diagrams and any other materials whatsoever (and in each case whether electronic or in any other material form), which the Executive may conceive, create or develop (whether alone or not and whether before or after this Agreement is signed), regardless of whether or not conceived, created or generated at the direction of the Company within the scope of the Executive’s employment or was created during or outside of work hours.
WR Act means the Workplace Relations Act 1996 (Cth) as amended or its statutory replacement.

Executive Employment Agreement
Interpretation
24.2	In this Agreement, unless the context otherwise requires:
24.2.1	A reference to termination of this Agreement includes a reference to termination of the Executive’s contract of employment;
24.2.2	Headings are for convenience only and do not affect the interpretation of this Agreement;
24.2.3	Words importing the singular include the plural and vice versa;
24.2.4	Words importing a gender include any gender;
24.2.5	Cognate or derivative parts of speech and grammatical forms of a word or phrase which are defined in this Agreement have a corresponding meaning;
24.2.6	An expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;
24.2.7	A reference to a party to a document includes that party’s successors and permitted assigns;
24.2.8	A reference to the word ‘include’ or ‘including’ is to be construed without limitation;
24.2.9	A reference to a statute, regulation, proclamation, ordinance or by-laws varying, consolidating or replacing it includes all regulations, proclamations, ordinances and by-laws issued under that statute; and
24.2.10	A reference to a document or agreement includes all amendments or supplements to, or replacements or notations of, that document or agreement.

Executive Employment Agreement
Execution and date
Executed as an agreement.
Date: 26 October 2008

Executed by Unilife Medical Solutions Limited without a common seal acting by:

/s/ Slavko James Joseph Bosnjak	/s/ Jeff Carter
Signature of Director	Signature of Director

Slavko James Joseph Bosnjak	Jeff Carter
Name of Director (print)	Name of Director (print)

Executed by Alan D Shortall in the presence of:

/s/ Stephen Allen	/s/ Alan D. Shortall
Signature of witness	Signature of Alan D Shortall

Stephen Allen
Name of witness (print)

Executive Employment Agreement
Schedule 1
Duties Statement

Position Title:	Chief Executive Officer (CEO)

Supervises:	Chief Financial Officer (CFO); Corporate Quality and Regulatory Affairs Director; Project Director. Also oversees the following departments; Administration; Operations; Research and Development; Sales and Marketing.

Summary of Function:	The CEO reports to the Board and works in partnership with the executive management team and has full responsibility for the effective leadership and business results which contributes to the success of the Company.

The CEO manages the organisation to ensure the accomplishment of the Company’s mission, vision and policies, and the accountability of the Company to its constituents and regulators.

Responsibilities and Authority:	Together with the executive team, the CEO has full responsibility to identify, implement and maintain the business and regulatory processes as follows:

1. Legal compliance

a) Assures the filing of all legal and regulatory documents and monitors compliance with relevant laws and regulations.

b) Assures the implementation; filing and maintenance of all GMP and regulatory documentation pertaining to medical device approvals.

2. Mission, policy and planning

a) Assists the Board in determining company values, mission, vision, policies and goals and planning the implementation thereof.

b) Communicates to the Board the state of the Company’s resources and the important market and regulatory influences.

c) Identifies challenges and opportunities for the business and addresses them; bringing those which are appropriate to the Board and/or its committees and executive management team.

Executive Employment Agreement

3. Interaction with the Board

a) Submitting recommendations to the Board for its approval with respect to matters requiring Board approval under applicable requirements.

b) Board Committees — In conjunction with the Chairman of the Board, the CEO will assess whether the Board committees are provided with the resources they require to fulfill their respective mandates.

4. Management and administration

a) Provides general oversight of all Company activities and together with the executive team, manages the day-to-day operations, and assures a functioning and efficient organisation.

b) Assures business system quality and organisational stability through development and implementation of standards and controls, systems and procedures, and regular evaluation thereof.

c) Assures a work environment that recruits, retains and supports quality staff and volunteers.

d) Assures resource needs are identified and actioned.

e) Specifies accountabilities for the management team and evaluates performance regularly.

5. Governance and Corporate Compliance

a) Works with the Chairman of the Board to enable the Board to fulfill its governance and corporate compliance functions.

b) Manages the Board’s due diligence process to assure timely attention to core issues.

c) Ensures the Company’s compliance with its Corporate and Regulatory Governance policies and regulations.

Executive Employment Agreement

6. Investor and Community Relations

a) Acts as an advocate, within the public and private sectors, for issues relevant to the Company, its services and constituencies.

b) Serves as chief spokesperson for the Company, assuring proper representation of the Company to the community.

c) Facilitates the development and approval, by the Board, of all public statements.

7. Strategic Planning

a) Leads the Company’s short and long term strategic planning, including merger & acquisition planning, for review by the Board.

b) Presents the Company’s short and long term strategic direction and implementation plan including budget to the Board for approval.

8. Financing

a) Promotes programs and services that are produced in a cost-effective manner, employing economy while maintaining an acceptable level of quality.

b) In conjunction with the CFO, oversees the fiscal activities of the organisation including budgeting, reporting and audit.

c) Works with the Board to ensure financing to support short and long term goals.

d) Participates actively in identifying, cultivating and soliciting commercial growth prospects for the organisation.